Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW
FOR FURTHER INFORMATION

AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR FOURTH QUARTER AND FISCAL YEAR 2010

—    Fourth Quarter Revenue Increased 4% to $195 Million

—    Total 2010 Revenue of $655 Million

—    2010 Adjusted EBITDA of $95 Million

—    $91 Million of Cash at Year End

SOUTH JORDAN, UTAH, November 2, 2010 (NYSE: HW) HEADWATERS INCORPORATED, a diversified building products company dedicated to improving sustainability by transforming underutilized resources into valuable products, today announced results for its fourth quarter and fiscal year ended September 30, 2010.

Fourth Quarter Fiscal 2010 Summary

The Company’s fourth quarter 2010 revenue of $194.7 million increased 4% compared to $187.6 million for the quarter ended September 30, 2009, representing the second consecutive quarter of year-over-year revenue growth.

Adjusted EBITDA in the September 2010 quarter was $32.1 million, an 11% increase from $28.9 million in the September 2009 quarter. Excluding asset impairments, operating income in the September 2010 quarter was $13.1 million, compared to $14.0 million in the September 2009 quarter. The net loss excluding asset impairments in the September 2010 quarter was $(2.9) million, or $(0.05) per diluted share, compared to a net loss of $(18.1) million, or $(0.37) per diluted share in 2009.

In the September 2010 quarter, Headwaters booked an asset impairment related to certain coal cleaning assets in the amount of $34.5 million. After the impairment, Headwaters’ operating loss for the quarter was $(21.4) million and its net loss was $(24.1) million, or $(0.40) per diluted share.

Fourth Quarter Fiscal 2010 Highlights

•	Revenue increased 4% to $195 million

•	Gross profit increased $1.3 million to $51.4 million

•	Adjusted EBITDA increased $3.2 million to $32.1 million

•	Headwaters retired $19.0 million of its 16% convertible notes

•	Generated cash proceeds of over $15.0 million from the sale of Headwaters’ interest in a South Korean hydrogen peroxide facility

•	Completed positive HCAT trial at the Neste Oil Porvoo refinery

Fiscal Year Ended September 30, 2010

Total revenue for the year ended September 30, 2010 was $654.7 million, down 2% from $666.7 million in 2009. Gross profit increased 11%, from $146.5 million in 2009 to $163.3 million in 2010. Excluding goodwill and asset impairments, the operating loss of $(2.5) million in 2009 improved to operating income of $19.4 million in 2010 and the net loss changed from $(27.1) million in 2009, or $(0.63) loss per diluted share, to $(26.4) million in 2010, or $(0.44) loss per diluted share. Adjusted EBITDA for the year increased by 25% from $76.1 million in 2009 to $95.4 million in 2010. Interest expense of $71.6 million in 2010 exceeded cash interest expense of $56.3 million primarily due to amortization of debt issuance costs and discounts. Capex for the year totaled $25.3 million, compared to $64.2 million for 2009.

Fiscal Year 2010 Highlights

•	Completed debt restructuring, extending maturities to 2014 and reducing financial risk

•	Gross profit improved by $16.8 million

•	Achieved our guidance Adjusted EBITDA of over $95 million

•	Headwaters repaid a total of $29.0 million of its 16% convertible notes

•	Net debt to Adjusted EBITDA improved to 4.1 from 5.5

CEO Commentary

“I am pleased to report that we made solid progress in moving our business forward in 2010 in spite of continued weak economic conditions,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters.

“Importantly, we met our 2010 Adjusted EBITDA forecast of $95 million, an increase of 25% over 2009 levels. Adjusted EBITDA in our light building products segment was $52.3 million, as compared to $45.6 million in 2009, in spite of a 7% decline in revenues. Our energy segment generated $6.6 million in Adjusted EBITDA in 2010 as compared to a negative $(16.0) million in 2009. We also improved our financial position in 2010 and closed the year with over $90 million of cash on our balance sheet. We refinanced our debt in early 2010 and eliminated the associated EBITDA maintenance covenants. Through the combination of strong cash management, the repayment of $29.0 million in debt, and solid growth in Adjusted EBITDA, we improved our net debt to Adjusted EBITDA ratio to 4.1 from 5.5.

“Looking ahead, our core light and heavy building products businesses are poised to benefit from the gradual recovery of the residential construction market and a rebound in infrastructure spending. We have reduced our cost structure to a point where we expect to see solid operating leverage with incremental revenue growth. In the coming year, we will remain focused on driving revenue growth in our core building products businesses, optimizing our energy business, prudently managing expenses and capitalizing on opportunities to further improve our balance sheet,” concluded Mr. Benson.

September 2010 Quarter Business Segment Performance

Business Segment	Revenue	Adjusted EBITDA	Adjusted EBITDA Margins
Light Building Products	$89.3 million	$16.6 million	18.6%
Heavy Construction Materials	$84.7 million	$20.4 million	24.1%
Energy Technology	$20.6 million	$(0.4) million	(1.9)%

Light Building Products Segment

Headwaters’ light building products segment is a national market leader in a wide variety of building products, including vinyl siding accessories and manufactured architectural stone, often using recycled materials to improve sustainability.

Revenues from Headwaters’ light building products in the September 2010 quarter decreased approximately $2.1 million, or 2%, to $89.3 million, compared to the September 2009 quarter. The decrease was primarily the result of lower sales from our regional block category, whose sales fell $4.3 million in the quarter. Revenues from our siding accessories and architectural stone product categories increased by approximately $2.2 million compared to the September 2009 quarter. Gross margins increased to 29% in the September 2010 quarter from 28% in the September 2009 quarter, and operating margins improved to 8% from 7% in 2009. The improved margins are the result of increased efficiencies and cost reductions implemented over the past twenty four months.

Light building products revenue trended positively in the second half of 2010 compared to 2009. Revenue declined by $24.1 million in the first half of 2010 compared to 2009, but revenue grew in the second half of the fiscal year by $0.3 million. The light building products business has stabilized from the down cycle. Despite the lower sales for the year, all of the other operating metrics in this segment improved materially from year ago levels. Gross profit margin increased to 28% from 24%, operating margin (without the 2009 goodwill impairment) increased to 5% from 1%, and Adjusted EBITDA margins increased to 17% from 13%. In addition, segment Adjusted EBITDA improved by 15% to over $52.3 million.

Heavy Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Revenues from the heavy construction materials segment in the September 2010 quarter were $84.7 million, an increase of $3.5 million from the September 2009 quarter. The revenue increase was due to both higher product and service revenues in 2010, and particularly revenue related to new service contracts. Gross profit was $25.0 million in the September 2010 quarter, compared to $25.1 million in 2009, and operating income was $17.2 million compared to $18.7 million in 2009.

Revenues in heavy construction materials also trended positively in 2010 compared to 2009. Revenue declined in the first half of 2010 compared to 2009 by $12.2 million or 11%, but increased in the second half of the fiscal year by $9.5 million or 7%. The growth was due to increased service revenue, which accounted for 30% of the segment’s revenue in 2010. Segment Adjusted EBITDA declined by $9.0 for the year to $51.4 million from $60.4 million. Adjusted EBITDA margins softened during the year, primarily due to the increase in service revenue and a change in the geographic mix of product sales.

On June 21, 2010, the EPA published its proposed rules to regulate coal combustion residuals. The EPA is requesting comments on two alternative proposals, a Resource Conservation and Recovery Act (RCRA) subtitle C proposal and a RCRA subtitle D proposal. Comments are currently due November 19, 2010. We anticipate thousands of comments from local and state governments, industry participants, trade associations, environmental groups and individuals. We expect the process to determine final changes in the regulatory framework for fly ash disposal could extend well into 2011 or longer.

Energy Technology Segment

Headwaters Energy Services adds value to coal while helping to protect the environment by upgrading waste coal into a marketable product, converting coal into liquid fuels, and utilizing waste heat from a coal-fired power plant in the production of ethanol.

Revenues from coal sales in the September 2010 quarter were $16.9 million, compared to $11.5 million in the September 2009 quarter and $18.3 million in the June 2010 quarter. Headwaters sold 465,000 tons of coal in the September 2010 quarter, compared to 342,000 tons in the September 2009 quarter. Average revenue per ton sold in the September 2010 quarter was $35 compared to $34 in the September 2009 quarter. Fiscal year 2010 coal cleaning Adjusted EBITDA improved to $1.2 million from a negative $(7.2) million in 2009.

Headwaters is currently operating 9 of its 11 coal cleaning facilities, allowing us to forecast continued incremental improvements for the coal cleaning operation in 2011. Generally accepted accounting principles require that an asset impairment be recorded if the carrying value of the asset exceeds estimated future cash flows. Many of Headwaters’ coal cleaning assets were idled or produced coal at low levels of capacity over the last two years, primarily because of market conditions. If assumptions in a forecast of future cash flows are based primarily on historical operating conditions, Headwaters estimates a coal cleaning asset impairment of $34.5 million. The non-cash impairment may have little relationship to the potential future value of the assets or future operating conditions, which may change from historical patterns.

The operating loss in Headwaters’ energy segment, excluding the coal cleaning asset impairment, was $(6.3) million in the September 2010 quarter compared to $(5.9) million in September 2009. Adjusted EBITDA in the quarter improved to $(0.4) million from $(3.2) million in 2009. For the fiscal year 2010, Adjusted EBITDA was $6.6 million, an improvement of $22.6 million compared to 2009.

Headwaters’ proprietary HCAT™ Hydrocracking Technology was successfully demonstrated in a multi-week trial at the Neste Oil Porvoo Refinery in Finland. Data from the commercial plant trial was jointly presented by Neste and Headwaters at the 8th International Bottom-of-the-Barrel Technology Conference in London on October 6th. The successful demonstration confirmed previous work that the highly active molecular catalyst can improve the performance of existing ebullated upgrading units. Process enhancements reported by Neste Oil include the ability to achieve higher residue conversion and less fouling of downstream equipment. Headwaters’ HCAT technology improves catalytic residue hydrocracking, creating the possibility of higher residue conversion to lighter transportation fuels such as diesel and gasoline.

Headwaters sold its equity interest in its joint venture in a South Korean hydrogen peroxide facility in the fourth quarter, realizing a gain of approximately $3.9 million.

EBITDA

Headwaters defines EBITDA as net income plus net interest expense, income taxes, depreciation and amortization, stock-based compensation, foreign currency translation gain or loss and goodwill or other impairments. Any additional Adjustments to EBITDA are detailed in the table that follows. EBITDA and adjusted EBITDA, in addition to being used to monitor compliance with debt covenants, are also used by management to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA are also used by investors to measure a company’s ability to service its debt and meet its other cash needs. The EBITDA and Adjusted EBITDA calculations as reflected in the following tables are consistent with the definitions Headwaters has used historically and with the definitions management intends on using in future periods when measuring operating performance.

Management believes EBITDA and Adjusted EBITDA are helpful in highlighting trends, because EBITDA excludes certain results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, tax jurisdictions, and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than by using GAAP results alone.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA and Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because the definition of EBITDA varies among companies and industries, our definition of EBITDA may not be comparable to other similarly-titled measures used by other companies.

Headwaters’ EBITDA and Adjusted EBITDA are calculated in the following tables.

Quarter / Fiscal Year EBITDA - Consolidated

(in millions)	Quarter Ended		Year Ended
	9/30/2009	9/30/2010	9/30/2009	9/30/2010
Net income (loss)	$(18.1)	$(24.1)	$(425.7)	$(49.5)
Net interest expense	13.6	19.7	46.1	71.6
Income taxes, as defined	(2.2)	(11.0)	(82.0)	(29.8)
Depreciation, amortization, and stock-based compensation	15.5	17.1	71.7	65.4
Foreign currency translation gain or loss	(1.4)	0.2	(1.7)	(2.9)
Goodwill impairment	0.0	0.0	465.7	0.0
Inducement loss on debt to equity exchange and additional book gain on convertible debt exchange	22.4	0.0	31.3	0.0
EBITDA for quarter / fiscal year	29.8	1.9	105.4	54.8
Gain on convertible debt exchange	0.0	0.0	(29.3)	0.0
Non-recurring banking fees	0.0	0.0	0.0	3.3
Litigation settlement	0.0	0.0	0.0	1.6
Section 45 tax credit adjustments	(0.9)	(0.4)	0.0	1.6
Asset impairments	0.0	34.5	0.0	38.0
Gain on sale of South Korean joint venture	0.0	(3.9)	0.0	(3.9)

Adjusted EBITDA for quarter / fiscal year	$28.9	$32.1	$76.1	$95.4

Adjusted EBITDA by segment
Light building products	$14.9	$16.6	$45.6	$52.3
Heavy construction materials	21.9	20.4	60.4	51.4
Energy technology	(3.2)	(0.4)	(16.0)	6.6
Corporate	(4.7)	(4.5)	(13.9)	(14.9)

Adjusted EBITDA for quarter / fiscal year	$28.9	$32.1	$76.1	$95.4

Quarter / Fiscal Year Adjusted EBITDA – Light Building Products Segment

(in millions)	Quarter Ended		Year Ended
	9/30/2009	9/30/2010	9/30/2009	9/30/2010
Operating income (loss)	$6.5	$7.4	$(458.4)	$17.2
Other income (expense)	(0.4)	0.1	0.9	1.1
Depreciation, amortization, and stock-based compensation	8.8	9.1	41.8	34.0
Goodwill impairment	0.0	0.0	461.3	0.0

Adjusted EBITDA for quarter / fiscal year	$14.9	$16.6	$45.6	$52.3

Quarter / Fiscal Year Adjusted EBITDA – Heavy Construction Materials Segment

(in millions)	Quarter Ended		Year Ended
	9/30/2009	9/30/2010	9/30/2009	9/30/2010
Operating income	$18.7	$17.2	$47.8	$33.7
Other income (expense)	0.0	(0.5)	(0.8)	(0.5)
Depreciation, amortization, and stock-based compensation	3.2	3.7	13.4	14.7
Asset impairment	0.0	0.0	0.0	3.5

Adjusted EBITDA for quarter / fiscal year	$21.9	$20.4	$60.4	$51.4

Quarter / Fiscal Year Adjusted EBITDA – Energy Technology Segment

(in millions)	Quarter Ended		Year Ended
	9/30/2009	9/30/2010	9/30/2009	9/30/2010
Operating income (loss)	$(5.9)	$(40.8)	$(41.3)	$(49.2)
Other income (expense)	0.0	0.0	0.1	0.0
Depreciation, amortization, and stock-based compensation	2.9	3.5	14.2	14.6
Foreign currency translation gain or loss	(1.4)	0.2	(1.6)	(2.9)
Goodwill impairment	0.0	0.0	4.3	0.0
Litigation settlement	0.0	0.0	0.0	1.6
Asset impairment	0.0	34.5	0.0	34.5
Section 45 tax credits	1.2	2.2	8.3	8.0

Adjusted EBITDA for quarter / fiscal year	$(3.2)	$(0.4)	$(16.0)	$6.6

Liquidity and Long-term Debt

The components of our long-term debt as of September 30, 2010, are shown in the following table:

(in millions)	Amount Outstanding	Interest Rate	Maturity or Put Date
Senior secured notes, net of discount	$325.8	11.375%	November 2014
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 4.25%	October 2013
Convertible senior subordinated notes, net of discounts	18.2 101.1 24.8	16% 2.5% 14.75%	June 2012 February 2014 February 2014

Total	$469.9

We had approximately $91.0 million of cash on hand at September 30, 2010 and total liquidity in excess of $150.0 million. Other than the 2012 put date associated with our 16% debt, we have no additional maturities until 2014. Headwaters repaid $29.0 million of its 16% convertible senior subordinated notes during fiscal 2010. The debt repayment will reduce cash interest expense by approximately $4.6 million in fiscal 2011, and did reduce the amount of debt that could be put to Headwaters in 2012. We anticipate further debt reductions in 2011 from our cash on hand and from the sale of non-strategic assets.

Outlook

“For fiscal year 2011, we are currently forecasting Adjusted EBITDA of $85.0 to $100.0 million,” said Steven G. Stewart, Headwaters Chief Financial Officer. “Our guidance range includes reduced Adjusted EBITDA due to the sale of our hydrogen peroxide business and a lower contribution in 2011 from our ethanol business. We expect increases in Adjusted EBITDA by further improvements in our energy segment. If economic conditions improve more quickly than anticipated and our revenue exceeds current expectations, Adjusted EBITDA could substantially increase due to our high operating leverage,” concluded Mr. Stewart.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through November 9, 2010, by dialing 1-800- 642-1687 or 706-645-9291 and entering the passcode 20767106.

About Headwaters Incorporated

Headwaters Incorporated’s vision is to improve sustainability by transforming underutilized resources into valuable products. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries. Through its coal combustion products, building products, and energy businesses, the Company earns a revenue stream that helps to provide the capital to fund growth of existing and new business opportunities.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the production and marketing of cleaned coal, the licensing of residue hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2009, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

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HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended September 30,		Year Ended September 30,
	2009	2010	2009	2010
Revenue:
Light building products	$91,483	$89,346	$340,688	$316,884
Heavy construction materials	81,213	84,734	260,934	258,264
Energy technology	14,915	20,638	65,054	79,551

Total revenue	187,611	194,718	666,676	654,699

Cost of revenue:
Light building products	65,488	63,170	258,809	227,637
Heavy construction materials	56,069	59,745	186,067	192,785
Energy technology	15,921	20,363	75,252	70,962

Total cost of revenue	137,478	143,278	520,128	491,384

Gross profit	50,133	51,440	146,548	163,315

Operating expenses:
Amortization	5,684	5,513	23,358	22,218
Research and development	2,308	2,261	9,774	8,212
Selling, general and administrative	28,129	30,534	115,902	113,481
Asset impairments	—	34,500	—	37,962
Goodwill impairment	—	—	465,656	—

Total operating expenses	36,121	72,808	614,690	181,873

Operating income (loss)	14,012	(21,368)	(468,142)	(18,558)

Net interest expense	(13,629)	(19,732)	(46,101)	(71,618)
Other income (expense), net	(22,840)	3,403	(1,841)	4,479

Loss before income taxes	(22,457)	(37,697)	(516,084)	(85,697)

Income tax benefit	4,319	13,635	90,399	36,215

Net loss	$(18,138)	$(24,062)	$(425,685)	$(49,482)

Basic loss per share	$(0.37)	$(0.40)	$(9.82)	$(0.83)

Diluted loss per share	$(0.37)	$(0.40)	$(9.82)	$(0.83)

Weighted average shares outstanding — basic	48,728	60,052	43,337	59,973

Weighted average shares outstanding — diluted	48,728	60,052	43,337	59,973

Operating income (loss) by segment:
Light building products	$6,504	$7,410	$(458,447)	$17,178
Heavy construction materials	18,663	17,171	47,762	33,739
Energy technology	(5,896)	(40,779)	(41,281)	(49,203)
Corporate	(5,259)	(5,170)	(16,176)	(20,272)

Total	$14,012	$(21,368)	$(468,142)	$(18,558)

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,
	2009	2010
Assets:
Current assets:
Cash and cash equivalents	$15,934	$90,984
Trade receivables, net	91,411	92,279
Inventories	38,729	40,848
Other	40,622	21,156

Total current assets	186,696	245,267

Property, plant and equipment, net	321,316	268,650
Intangible assets, net	203,632	183,371
Goodwill	115,999	115,999
Other assets	63,539	75,687

Total assets	$891,182	$888,974

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$20,242	$15,412
Accrued liabilities	68,013	82,892

Total current liabilities	88,255	98,304

Long-term debt	423,566	469,875
Income taxes	39,075	23,820
Other long-term liabilities	15,566	15,034

Total liabilities	566,462	607,033

Stockholders’ equity:
Common stock - par value	60	60
Capital in excess of par value	629,451	633,171
Retained earnings (accumulated deficit)	(301,458)	(350,940)
Other	(3,333)	(350)

Total stockholders’ equity	324,720	281,941

Total liabilities and stockholders’ equity	$891,182	$888,974